As filed with the Securities and Exchange Commission on December 11, 2003

Registration Statement No. 333-108626

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KEANE, INC.

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	04-2437166
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 CITY SQUARE

BOSTON, MASSACHUSETTS 02129

617-241-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

BRIAN T. KEANE

PRESIDENT AND CHIEF EXECUTIVE OFFICER

KEANE, INC.

100 CITY SQUARE

BOSTON, MASSACHUSETTS 02129

617-241-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

HAL J. LEIBOWITZ, ESQ.

HALE AND DORR LLP

60 STATE STREET

BOSTON, MASSACHUSETTS 02109

617-526-6000

Approximate date of commencement of proposed sale to public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. The selling securityholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling securityholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated December 11, 2003

PROSPECTUS

$150,000,000

KEANE, INC.

2% Convertible Subordinated Debentures Due 2013

8,174,835 Shares of Common Stock issuable upon conversion of the Debentures

Keane, Inc. issued an aggregate principal amount of $150,000,000 of its debentures in a private placement on June 18, 2003 and June 23, 2003 to the initial purchasers. The initial purchasers resold the debentures to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. This prospectus will be used by the selling securityholders from time to time to resell their debentures and any shares of our common stock issuable upon conversion of the debentures. We will not receive any proceeds from the sale of the debentures or any shares of our common stock issuable upon conversion of the debentures offered by this prospectus.

The debentures bear regular interest at 2% per annum on the principal amount from June 18, 2003. Regular interest is payable semi-annually in arrears in cash on June 15 and December 15 of each year, beginning December 15, 2003. The debentures are unsecured and subordinated obligations of Keane.

We will pay contingent interest to holders of the debentures in the amounts set forth in “Description of Debentures – Contingent Interest,” during any six-month period from and including an interest payment date to, but excluding, the next interest payment date, commencing with the six-month period beginning June 15, 2008, if the average trading price of the debentures for a five trading day measurement period immediately preceding the first day of the applicable six-month period equals 120% or more of the principal amount of the debentures.

Holders may convert each debenture for a number of shares of our common stock, which we refer to as the conversion rate, as follows:

•	in any fiscal quarter, commencing after September 30, 2003, if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the proceeding fiscal quarter is more than 120% of the then effective conversion price (initially 120% of $18.349, or $22.019),
•	subject to certain exceptions, during the five business day period after any five consecutive trading day period in which the trading price per debenture for each day of the five trading day period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of such debentures,
•	if the debentures have been called for redemption, or
•	upon the occurrence of certain corporate transactions described in this prospectus under the caption “Description of Debentures – Conversion of Debentures.”

The initial conversion rate for the debentures is 54.4989 shares of common stock per $1,000 principal amount of debentures, subject to adjustment as described in this prospectus, which represents an initial conversion price of approximately $18.349 per share.

Our common stock is listed on the New York Stock Exchange under the symbol “KEA”. On December 10, 2003, the last reported sale price of our common stock was $13.95.

If a designated event, as defined in this prospectus, occurs prior to maturity, holders of the debentures may require us to purchase for cash all or a portion of their debentures at a price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest and contingent interest, if any, to, but excluding, the date of repurchase, except in limited circumstances. In addition, holders may require us to purchase all or a portion of their debentures on June 15, 2008 at a price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest and contingent interest, if any, to, but excluding, the date of repurchase.

We may redeem for cash all or a portion of the debentures at any time on or after June 15, 2008 at a price equal to 100% of the principal amount of the debentures being redeemed, plus accrued and unpaid interest and contingent interest, if any, to, but excluding, the date of redemption.

For United States federal income tax purposes, the debentures constitute contingent payment debt instruments. You should read the discussion under “Material United States Federal Income Tax Considerations” beginning on page 42.

For a more detailed description of the debentures, see “Description of Debentures” beginning on page 19.

See “Risk Factors” beginning on page 6 to read about factors you should consider before investing in the debentures or our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated             , 2003

Our executive offices are located at 100 City Square, Boston, Massachusetts 02129 and our telephone number is (617) 241-9200. Unless the context otherwise requires, references in this prospectus to “Keane, Inc.,” “Keane,” “we,” “us,” and “our” refers to Keane, Inc. and its consolidated subsidiaries. “Our common stock” refers to Keane’s common stock, $0.10 par value per share.

We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are not, and the selling securityholders are not, offering to sell or seeking offers to buy the securities in any jurisdiction other than where an offer or sale is permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the securities covered by this prospectus.

1.	Our Annual Report on Form 10-K for the year ended December 31, 2002;

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

3.	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

4.	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003;

5.	Our Current Report on Form 8-K dated October 14, 2003;

6.	All of our filings pursuant to the Exchange Act after the date of filing of this pre-effective amendment to the initial registration statement and prior to effectiveness of the registration statement; and

7.	The description of our common stock contained in our Registration Statement on Form 8-A/A dated August 22, 2001 as amended by our Registration Statement on Form 8-A/A dated October 28, 2003.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Keane, Inc. 100 City Square Boston, MA 02129 ATTN: Investor Relations Telephone: (617) 241-9200

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes that we have included or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before investing in the debentures and our common stock issuable upon conversion of the debentures. You should read the entire prospectus carefully, especially the risks of investing in the debentures and our common stock issuable upon conversion of the debentures discussed under “Risk Factors.”

Our Company

We are a leading provider of Information Technology (IT) and business consulting services. In business since 1965, our mission is to help clients optimize the performance of their IT organizations. We help clients improve business performance by planning, building, managing and rationalizing application software through our Business Consulting, Application Development and Integration (AD&I), and Application Development and Management Outsourcing (Applications Outsourcing) services.

We deliver our services through an integrated network of local branch offices in North America and the United Kingdom, and through Advanced Development Centers in the United States, Canada and India. This global delivery model enables us to provide our services to customers on-site, at our near-shore facilities in Canada, and through our offshore development centers in India. Our branch offices are supported by our centralized Strategic Practices and Quality Assurance Groups.

Our clients consist primarily of Global 2000 companies across major industries, healthcare organizations, and government agencies. We strive to build long-term relationships with our customers by providing a broad range of service offerings that enable clients to optimize their portfolio of software applications throughout their useful life.

We were incorporated under the laws of the Commonwealth of Massachusetts in 1965. Our principal executive offices are located at 100 City Square, Boston, Massachusetts 02129 and our telephone number is (617) 241-9200. We maintain a website with the address www.keane.com. We are not including the information contained in our website as part of, or incorporating it by reference into, the registration statement, of which this prospectus is a part. We make available, free of charge, through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practical after we electronically file these materials with, or otherwise furnish them to, the SEC.

Summary of the Debentures

Debentures	$150,000,000 principal amount of 2% Convertible Subordinated Debentures due 2013. The original principal amount per debenture is $1,000.

Maturity Date	June 15, 2013.

Interest	2% per annum on the principal amount, from June 18, 2003, payable semi-annually in arrears in cash on June 15 and December 15 of each year, beginning December 15, 2003.

Subordination	The debentures are subordinated to all of our existing and future senior indebtedness and are effectively subordinated to all debt and other liabilities of our subsidiaries. As of October 31, 2003, we had approximately $3.2 million of senior indebtedness outstanding and our subsidiaries had no significant indebtedness outstanding. Neither we nor any of our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture.

Contingent Interest	Beginning with the six-month interest period commencing June 15, 2008, we will pay additional contingent interest during any six-month interest period if the trading price of the debentures for each of the five trading days immediately preceding the first day of the applicable six-month period equals or exceeds 120% of the principal amount of the debentures. During any interest period when contingent interest is payable, the contingent interest payable per $1,000 principal amount of debentures will equal 0.35% calculated on the average trading price of $1,000 principal amount of debentures during the five trading days immediately preceding the first day of the applicable six-month interest period and will be payable in arrears.

Conversion	You may convert the debentures into shares of our common stock at a conversion rate of 54.4989 shares per $1,000 principal amount of debentures (representing a conversion price of approximately $18.349 per share), subject to adjustment, prior to the close of business on the final maturity date only under the following circumstances:

• during any fiscal quarter commencing after September 30, 2003, and only during such fiscal quarter, if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding fiscal quarter; or

• during the five business days after any five consecutive trading day period, known as the “measurement period,” in which the trading price per $1,000 principal amount of debentures for each day of that period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures; provided, however, you may not convert your debentures in reliance on this provision after

June 15, 2008 if on any day during such measurement period the closing sale price of our common stock was between 100% and 120% of the then current conversion price of the debentures; or

• if the debentures have been called for redemption; or

• upon the occurrence of specified corporate events described under “Description of Debentures—Conversion of Debentures—Conversion Upon Specified Corporate Transactions.”

Sinking Fund	None.

Optional Redemption	We may redeem any of the debentures beginning June 15, 2008, by giving you at least 30 days’ notice. We may redeem the debentures either in whole or in part at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, to, but excluding, the redemption date.

Designated Event	If a designated event, as described under “Description of Debentures—Repurchase at Option of the Holder Upon a Designated Event,” occurs prior to maturity, you may require us to purchase all or part of your debentures at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, to, but excluding, the repurchase date.

Repurchase at the Option of the
Holder	You may require us to repurchase the debentures on June 15, 2008, at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, to, but excluding, the repurchase date. See “Description of Debentures—Repurchase at Option of the Holder.”

Use of Proceeds	We will not receive any proceeds from the sale by the selling securityholders of the debentures or shares of our common stock issuable upon conversion of the debentures.

United States Federal Income
Taxation	Under the indenture governing the debentures, we agreed, and by acceptance of a beneficial interest in a debenture each holder of a debenture is deemed to have agreed, to treat the debentures as indebtedness for United States federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments. For United States federal income tax purposes, interest income on the debentures will accrue at the rate of 9.25% per year, compounded semi-annually, which represents the yield on our comparable noncontingent, nonconvertible, fixed rate debt instruments with terms and conditions otherwise similar to the debentures. A United States Holder of a debenture or shares of our common stock issued upon conversion of a debenture will be required to accrue interest income on a constant yield to maturity basis at this rate, subject to certain adjustments. As a result, a United States Holder generally will recognize taxable income significantly in excess of the regular interest payments and any contingent interest payments received while the debentures are outstanding.

A United States Holder will also recognize gain or loss on the sale, conversion, exchange or retirement of a debenture in an amount equal to the difference between the amount realized on the sale, conversion, exchange or retirement of a debenture, including the fair market value of our common stock received, and the United States Holder’s adjusted tax basis in the debenture. Any gain recognized on the sale, conversion, exchange or retirement of the debenture generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See “Material United States Federal Income Tax Considerations.”

Trading	The debentures are new securities for which no market currently exists. While the initial purchasers have informed us that they intend to make a market in the debentures, they are under no obligation to do so and may discontinue such activities at any time without notice. The debentures are not listed on any securities exchange or included in any automated quotation system. While the debentures are designated for trading in The PORTAL Market, we cannot assure you that any active or liquid market will develop for the debentures.

New York Stock Exchange Symbol for our Common Stock	KEA.

RISK FACTORS

Investing in the debentures and our common stock issuable upon conversion of the debentures involves certain risks. You should carefully consider the risks and uncertainties described below before purchasing the debentures or our common stock issuable upon conversion of the debentures. The risks and uncertainties described below are not the only ones we face. Any of the following risks as well as other risks and uncertainties that we do not know about now or that we do not think are important, could seriously harm our business and financial results and cause the value of the debentures and our common stock to decline, which in turn could cause you to lose all or part of your investment.

Risks Related to Our Business

Our quarterly operating results have varied, and are likely to continue to vary significantly. This may result in volatility in the market price of our common stock.

We have experienced and expect to continue to experience fluctuations in our quarterly results. Our gross margins vary based on a variety of factors including employee utilization rates and the number and type of services performed by us during a particular period. A variety of factors influence our revenue in a particular quarter, including:

•	general economic conditions which may influence investment decisions or cause downsizing;

•	the number and requirements of client engagements;

•	employee utilization rates;

•	changes in the rates we can charge clients for our services;

•	acquisitions; and

•	other factors, many of which are beyond our control.

A significant portion of our expenses do not vary relative to revenue. As a result, if revenue in a particular quarter does not meet expectations, our operating results could be materially adversely affected, which in turn may have a material adverse impact on the market price of our common stock. In addition, many of our engagements are terminable without client penalty. An unanticipated termination of a major project could result in an increase in underutilized employees and a decrease in our revenue and profits.

We have pursued, and intend to continue to pursue, strategic acquisitions. Failure to successfully integrate acquired businesses or assets may adversely affect our financial performance.

In recent years, we have grown significantly through acquisitions. From January 1, 1999 through September 30, 2003, we have completed eleven acquisitions. The aggregate merger and consideration costs of these acquisitions totaled approximately $359.8 million. Our future growth may be based in part on selected acquisitions. At any given time, we may be in various stages of considering acquisition opportunities. We can provide no assurances that we will be able to find and identify desirable acquisition targets or that we will be successful in entering into a definitive agreement with any one target. In addition, even if we reach a definitive agreement with a target, there is no assurance that we will complete any future acquisition.

We typically anticipate that each acquisition will bring benefits, such as an increase in revenue. Prior to completing an acquisition, however, it is difficult to determine if we can realize these benefits. Accordingly, there is a risk that an acquired company may not achieve an increase in revenue or other benefits for us. In addition, an acquisition may result in unexpected costs, expenses and liabilities. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

The process of integrating acquired companies into our existing business might also result in unforeseen difficulties. Unforeseen operating difficulties may absorb significant management attention, which we may otherwise devote to our existing business. In addition, the process may require significant financial resources that we might otherwise allocate to other activities, including the ongoing development or expansion of our existing operations.

Finally, future acquisitions could result in our having to incur additional debt and/or contingent liabilities. We may also issue equity securities in connection with acquisitions which could have a dilutive effect on our earnings per share. Any of these possibilities could have a material adverse effect on our business, financial condition and results of operations.

We face significant competition for our services, and our failure to remain competitive could limit our ability to maintain existing clients or attract new clients.

The market for our services is highly competitive. The technology for custom software services can change rapidly. The market is fragmented, and no company holds a dominant position. Consequently, our competition for client assignments and experienced personnel varies significantly from city to city and by the type of service provided. Some of our competitors are larger and have greater technical, financial and marketing resources and greater name recognition in the markets they serve than we do. In addition, clients may elect to increase their internal information systems resources to satisfy their custom software development and integration needs.

In the healthcare software systems market, we compete with some companies that are larger in the healthcare market and have greater financial resources than we do. We believe that significant competitive factors in the healthcare software systems market include size and demonstrated ability to provide service to targeted healthcare markets.

We may not be able to compete successfully against current or future competitors. In addition, competitive pressures may materially adversely affect our business, financial condition and results of operations.

We conduct business in the United Kingdom, Canada and India, which exposes us to a number of difficulties inherent in international activities.

As a result of our acquisition of SignalTree Solutions, Inc. in March 2002, we have two software development facilities in India. Moreover, between March 2002 and September 2003 we added approximately 794 technical professionals to our professional services organization in the region. India is currently experiencing conflicts with Pakistan over the disputed territory of Kashmir as well as clashes between different religious groups within the country. These conflicts, in addition to other unpredictable developments in the political, economic and social conditions in India, could eliminate or reduce the availability of these development and professional services. If access to these services were to be unexpectedly eliminated or significantly reduced, our ability to meet development objectives important to our strategy to add offshore delivery capabilities to the services we provide would be hindered, and our business could be harmed.

If we fail to manage our geographically dispersed organization, we may fail to meet or exceed our financial objectives and our revenues may decline. We perform development activities in the United States, Canada and India, and have offices throughout the United States and in the United Kingdom, Canada and India. This geographic dispersion requires us to devote substantial management resources that locally based competitors do not need to devote to their operations.

Our operations in the United Kingdom, Canada and India are subject to currency exchange rate fluctuations, foreign exchange restrictions, changes in taxation and other difficulties in managing operations overseas. We may not be successful in managing our international operations.

We may be unable to re-deploy our professionals effectively if engagements are terminated unexpectedly, which would adversely affect our results of operations.

Our clients can typically cancel or reduce the scope of their engagements with us on short notice. If they do so, we may be unable to reassign our professionals to new engagements without delay. The cancellation or reduction in scope of an engagement could, therefore, reduce the utilization rate of our professionals, which would have a negative impact on our business, financial condition and results of operations.

As a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. We believe that period-to-period comparisons of our financial results are not necessarily meaningful and we expect that our results of operations may fluctuate from period to period in the future.

Our growth could be limited if we are unable to attract and retain personnel in the information technology and business consulting industries.

We believe that our future success will depend in large part on our ability to continue to attract and retain highly skilled technical and management personnel. The competition for such personnel is intense. We may not succeed in attracting and retaining the personnel necessary to develop our business. If we do not, our business, financial condition and result of operations could be materially adversely affected.

Risks Associated with the Debentures

We may be prohibited from repurchasing, and may not have the financial resources to repurchase, the debentures on the date for repurchase at the option of the holder or upon a designated event, as required by the indenture, which could cause defaults under our senior revolving credit facility and any other indebtedness we may incur in the future.

You have the right to require us to repurchase all or a portion of your debentures on June 15, 2008. You may also require us to repurchase all or a portion of your debentures upon a designated event, as defined in the indenture for the debentures. If you elect to require us to repurchase your debentures on any of the above dates or if a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered debentures. We are currently prohibited under our senior revolving credit facility from repurchasing any debentures if a designated event were to occur. We may also be prohibited under any indebtedness we may incur in the future from purchasing any debentures prior to their stated maturity. In these circumstances, we will be required to repay all of the outstanding principal of, and pay any accrued and unpaid interest on, such indebtedness or to obtain the requisite consents from the holders of any such indebtedness to permit the repurchase of the debentures. If we are unable to repay all of such indebtedness or are unable to obtain the necessary consents, we will be unable to offer to repurchase the debentures, which would constitute an event of default under the indenture for the debentures, which itself could constitute a default under our senior revolving credit facility or under the terms of any future indebtedness that we may incur. In addition, the events that constitute a designated event under the indenture for the debentures are events of default under our senior revolving credit facility and may also be events of default under other indebtedness that we may incur in the future. Our obligation to offer to repurchase the debentures upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction because those transactions could be structured so that they would not be considered a “designated event” for purposes of the indenture.

We incurred indebtedness when we sold the debentures. We may incur additional indebtedness in the future. The indebtedness created by the sale of the debentures, and any future indebtedness, could adversely affect our business and our ability to make full payment on the debentures.

Our aggregate level of indebtedness increased in connection with the sale of the debentures. As of October 31, 2003, we had approximately $193.8 million of outstanding indebtedness and had the ability to incur additional debt under our revolving credit facility. We may also obtain additional long-term debt and working capital lines of credit to meet future financing needs, which would have the effect of increasing our total leverage.

Any increase in our leverage could have significant negative consequences, including:

•	increasing our vulnerability to adverse economic and industry conditions,

•	limiting our ability to obtain additional financing,

•	limiting our ability to make acquisitions,

•	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes, including capital expenditures,

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete, and

•	placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

Our ability to satisfy our future obligations, including debt service on the debentures, depends on our future operating performance and on economic, financial, competitive and other factors beyond our control. Our business may not generate sufficient cash flow to meet these obligations or to successfully execute our business strategy. If we are unable to service our debt and fund our business, we may be forced to reduce or delay capital expenditures, seek additional financing or equity capital, restructure or refinance our debt or sell assets. We cannot assure you that we would be able to obtain additional financing or refinance existing debt or sell assets on terms acceptable to us or at all.

Because the debentures are subordinated to our senior debt and effectively subordinated to the debt and other liabilities of our subsidiaries, you may not receive full payment on your debentures.

The debentures are subordinated unsecured obligations of Keane and are junior to all of our existing and future indebtedness, other than any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the debentures. As a result, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or similar proceeding, the holders of our senior debt will be entitled to be paid in full before any payment will be made on the debentures. In addition, upon a payment default with respect to senior indebtedness, a covenant default entitling designated senior indebtedness to accelerate or upon acceleration of the debentures, the holders of our senior debt will be entitled to be paid before any payment will be made on the debentures. Holders of the debentures may receive less ratably than holders of trade payables and holders of our other indebtedness in any such proceeding. In any of these cases, holders of the debentures may not be paid in full.

As of October 31, 2003, we had approximately $3.2 million of senior debt outstanding. We also currently have a senior revolving credit facility which provides us with the ability to incur up to an additional $50.0 million of senior indebtedness. The indenture governing the debentures does not restrict the amount of indebtedness, including senior debt, that we may borrow in the future. In addition, the debentures are effectively subordinated in right of payment to all debt and other liabilities, including trade payables and other accrued liabilities, of our subsidiaries. As of October 31, 2003, our subsidiaries had no significant indebtedness outstanding.

No public market for the debentures exists and the resale of the debentures is subject to uncertainties regarding the existence of a trading market for the debentures.

The debentures are a new issue of securities for which there is currently no public market. The debentures are not listed, and we do not intend to list the debentures, on any national securities exchange or automated quotation system. We cannot assure you that an active or sustained trading market for the debentures will develop or that you or any other holder will be able to sell the debentures.

Moreover, even if the holders are able to sell their debentures, we cannot assure you as to the price at which any sales will be made. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in the prices of securities similar to the debentures. It is possible that the market for the debentures will be subject to disruptions which may have a negative effect on the holders of debentures, regardless of our prospects or financial performance.

The initial purchasers have advised us that they currently intend to make a market in the debentures. The initial purchasers are not obligated, however, to make a market in the debentures, and they may discontinue any such market making at any time at their sole discretion. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934. Furthermore, if a market were to develop, the market price for the debentures may be adversely affected by changes in our financial performance, changes in the price of our common stock, changes in the overall market for similar securities and prospects or financial performance of companies in our industry.

The possible volatility of our common stock price could adversely affect your ability to resell our common stock issuable upon conversion of the debentures.

Securities markets worldwide have in the recent past experienced significant price and volume fluctuations and the market prices of the securities of information technology companies have been especially volatile. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our common stock could decrease significantly. Investors may be unable to resell their shares of our common stock received upon conversion of the debentures at or above the conversion price. In the past, companies that have experienced volatility in the market price of their common stock have been the object of securities class action litigation. If we were to become the object of securities class action litigation, we may face substantial costs and our management’s attention and resources may be diverted, which could harm our business.

The trading prices of the debentures could be significantly affected by the trading prices of our common stock.

We expect that the trading prices of the debentures in the secondary market will be significantly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. This may result in greater volatility in the trading prices of the debentures than would be expected for nonconvertible debt securities.

It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the sale of the debentures, or the perception that such sales may occur, could affect the price of our common stock.

The price of our common stock could be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our common stock. This hedging or arbitrage could, in turn, affect the trading prices of the debentures.

The conditional conversion features of the debentures could result in you receiving less than the value of the common stock into which your debentures are convertible.

The debentures are convertible into common stock only if specified conditions are met. If the specific conditions for conversion are not met, you may not be able to receive the value of the common stock into which your debentures would otherwise be convertible.

You should consider the United States federal income tax consequences of owning the debentures.

Under the indenture governing the debentures, we agreed, and by acceptance of a beneficial interest in a debenture each holder of a debenture is deemed to have agreed, to treat the debentures as indebtedness for United States federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments. For United States federal income tax purposes, interest income on the debentures will accrue at the rate of 9.25% per year, compounded semi-annually, which represents the yield on comparable noncontingent, nonconvertible, fixed rate debt instruments with terms and conditions otherwise similar to the debentures that we would issue (as of the date the debentures were issued). A United States Holder will be required to accrue interest income on a constant yield to maturity basis at this rate, subject to certain adjustments, with the result that a United States Holder generally will recognize taxable income significantly in excess of the regular interest payments and contingent interest payments received while the debentures are outstanding.

A United States Holder will also recognize gain or loss on the sale, conversion, exchange or retirement of a debenture in an amount equal to the difference between the amount realized on the sale, conversion, exchange or retirement, including the fair market value of our common stock received, and the United States Holder’s adjusted tax basis in the debenture. Any gain recognized on the sale, conversion, exchange or retirement of a debenture generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See “Material United States Federal Income Tax Considerations.”

The IRS may challenge our ability to claim interest deductions with respect to the debentures.

Section 279 of the Internal Revenue Code disallows the deduction of interest paid or accrued on certain convertible debt instruments if the convertible debt is used, directly or indirectly, to finance a corporate acquisition and certain other conditions are met. At the time the debentures were issued we did not, and we do not currently, anticipate using the proceeds of the sale of the debentures to finance any specific acquisition. Our ability to consummate strategic acquisitions is a component of our operating strategy, and there is a possibility that we may use a portion of the proceeds from the sale of the debentures to finance a strategic corporate acquisition in the future. Based upon current facts and circumstances, we do not believe that Section 279 would apply to disallow our interest deduction with respect to the debentures even if we were to consummate such a strategic acquisition. The application of Section 279 to the interest on the debentures in future periods, however, depends in part on the facts and circumstances then in existence. Accordingly, we cannot assure you that Section 279 will not apply at a future date to the interest on the debentures. In addition, the Internal Revenue Service could challenge our proposed application of the rules for computing the amount of interest deductions relating to the debentures. To the extent we were not entitled to deduct interest on the debentures, our after-tax operating results could be adversely affected.

If you hold debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold debentures, you will not be entitled to any rights with respect to our common stock, including without limitation voting rights and rights to receive any dividends or other distributions on our common stock, but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your debentures and, in limited cases, under the conversion rate adjustments applicable to the debentures. For example, in the event that an amendment is proposed to our articles of organization or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

We are not restricted from issuing additional common stock during the life of the debentures. If we issue additional shares of common stock, the price of our common stock and, in turn, the price of the debentures may be materially and adversely affected.

We have various mechanisms in place to discourage takeover attempts, which may reduce or eliminate our stockholders’ ability to sell their shares for a premium in a change of control transaction.

Various provisions of our articles of organization and by-laws and of Massachusetts corporate law may discourage, delay or prevent a change in control or takeover attempt of our company by a third party that is opposed by our management and board of directors. Public stockholders who might desire to participate in such a transaction may not have the opportunity to do so. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change of control or change in our management and board of directors. These provisions include:

•	authority to issue “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

•	our class B common stock, each share of which is entitled to ten votes on all matters submitted to stockholders, which votes as a single class with our common stock on all actions submitted to a vote of the our stockholders, and which votes as a separate class with respect to amendments to our articles of organization that alter or change the powers, preferences or special rights of such class, and with respect to such other matters as may require class votes under Massachusetts law;

•	non-cumulative voting for our directors;

•	establishing a fixed size for our board of directors;

•	a classified board of directors;

•	a requirement that stockholder action by written consent must be unanimous; and

•	advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted upon by our stockholders at stockholder meetings.

Conversion of the debentures will dilute the ownership interest of existing stockholders, including holders who had previously converted their debentures.

The conversion of some or all of the debentures will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could depress the price of our common stock.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our historical ratios of earnings to fixed charges for the periods indicated. Earnings consist of pretax income from our continuing operations plus fixed charges and capitalized interest. Fixed charges consist of interest, including capitalized interest, amortization of debt discount, premium and expense, preferred stock dividend requirements of a majority owned subsidiary, and the portion of our rental expense that can be demonstrated to be representative of the interest factor in the particular case.

	Fiscal Year Ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
Ratio of earnings to fixed charges:	167x	103x	21x	25x	12x	27x	12x

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate and other matters, as well as our management’s beliefs and assumptions and other statements regarding matters that are not historical facts. These statements include, in particular, statements about our plans, strategies and prospects under the heading “Risk Factors” in this prospectus and under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in the documents that we have incorporated in this prospectus by reference. For example, when we use words such as “projects,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “should,” “would,” “could” or “may,” variations of such words or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. Our forward-looking statements are subject to risks and uncertainties. You should note that many important factors, some of which are discussed elsewhere in this prospectus or in the documents that we incorporate by reference into this prospectus, could affect us in the future and could cause our results to differ materially from those expressed in our forward-looking statements. For a discussion of some of these factors, please read carefully the information in the section of this prospectus entitled “Risk Factors.” We do not undertake any obligation to update forward-looking statements made by us.

The documents that we incorporate by reference into this prospectus may also contain estimates made by independent parties relating to market size and growth. These estimates involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the accuracy of the estimates made by third parties. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus and the documents that we incorporate by reference into this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by independent parties.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling securityholders of the debentures or the shares of our common stock issuable upon conversion of the debentures.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the debentures or the shares of common stock issuable upon conversion of the debentures. We will bear all other costs, fees and expenses incurred in effecting the registration of the debentures and the shares of our common stock issuable upon conversion of the debentures covered by this prospectus, including, without limitation, all registration and filing fees, New York Stock Exchange listing fees and the fees and expenses of our counsel and independent auditors.

SELLING SECURITYHOLDERS

We issued the debentures covered by this prospectus in a private placement on June 18, 2003 and June 23, 2003. The debentures were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees, donees or their successors, may offer and sell the debentures and shares of our common stock issuable upon conversion of the debentures pursuant to this prospectus.

The following tables set forth information with respect to the selling securityholders and the principal amount of debentures and shares of our common stock issuable upon conversion of the debentures beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the following selling securityholders to us in a questionnaire and related addendum and is as of the date specified by the security holders in those questionnaires and addenda.

Name of Securityholder	Principal Amount of Debentures Beneficially Owned That May Be Sold	Shares of Keane Common Stock Beneficially Owned Upon Conversion of the Debentures(1)	Debentures Owned After Completion of Offering(2)	Shares of Keane Common Stock Owned After Completion of the Offering(2)
Clinton Riverside Convertible Portfolio Limited	$14,820,000	807,674	0	0
Wachovia Bank National Association	14,000,000	762,985	0	0
DBAG London	12,300,000	670,336	0	0
The Drake Offshore Master Fund, Ltd.	10,000,000	544,989	0	0
Highbridge International LLC	10,000,000	544,989	0	0
Teachers Insurance and Annuity Association of America	9,550,000	520,464	0	0
BBT Fund, L.P.	9,200,000	501,390	0	0
Arbitex Master Fund, L.P.	7,500,000	408,742	0	0
Waterstone Market Neutral Offshore Fund, Ltd.	5,275,000	287,482	0	0
Zazove Convertible Arbitrage Fund L.P.	4,750,000	258,870	0	0
Clinton Multistrategy Master Fund, Ltd.	4,680,000	255,055	0	0
Zazove Hedged Convertible Fund L.P.	4,150,000	226,170	0	0
Zazove Income Fund L.P.	3,500,000	190,746	0	0
Northern Income Equity Fund	3,000,000	163,497	0	0
The Dow Chemical Company Employees’ Retirement Plan	2,800,000	152,597	0	0
Salomon Brothers Asset Management, Inc.	2,750,000	149,872	0	0
Boilermaker – Blacksmith Pension Trust	2,350,000	128,072	0	0
Concentrated Alpha Partners, L.P.	2,300,000	125,347	0	0
Delta Airlines Master Trust	2,300,000	125,347	0	0
Quest Global Convertible Master Fund, Ltd.	2,000,000	108,998	0	0
Zurich Institutional Benchmarks Master Fund LTD	1,800,000	98,098	0	0
CNH CA Master Account, L.P.	1,750,000	95,373	0	0
Mellon HBV Master Convertible Arbitrage Fund LP	1,750,000	95,373	0	0
San Diego County Employee Retirement Association	1,500,000	81,748	0	0
Union Carbide Retirement Account	1,350,000	73,574	0	0
Waterstone Market Neutral Fund, LP	1,225,000	66,761	0	0
Dorinco Reinsurance Company	840,000	45,779	0	0
Port Authority of Alleghany County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Almagamated Transit Union	700,000	38,149	0	0
United Food and Commercial Workers Local 1262 and Employers Pension Fund	670,000	36,514	0	0
HFR CA Select Fund	600,000	32,699	0	0
Louisiana Workers’ Compensation Corporation	560,000	30,519	0	0

Name of Securityholder	Principal Amount of Debentures Beneficially Owned That May Be Sold	Shares of Keane Common Stock Beneficially Owned Upon Conversion of the Debentures(1)	Debentures Owned After Completion of Offering(2)	Shares of Keane Common Stock Owned After Completion of the Offering(2)
Univar USA Inc. Retirement Plan	520,000	28,339	0	0
Nisswa Master Fund Ltd.	500,000	27,249	0	0
The California Wellness Foundation	450,000	24,525	0	0
Delta Pilots Disability and Survivorship Trust	450,000	24,525	0	0
KBC Financial Products USA Inc.	450,000	24,525	0	0
Mint Master Fund LP	375,000	20,437	0	0
City of Knoxville Pension System	330,000	17,985	0	0
Macomb County Employees’ Retirement System	320,000	17,440	0	0
Aventis Pension Master Trust	280,000	15,260	0	0
Knoxville Utilities Board Retirement System	225,000	12,262	0	0
SCI Endowment Care Common Trust Fund – National Fiduciary Services	210,000	11,445	0	0
Lyxor Master Fund	200,000	10,900	0	0
American AAdvantage Funds	200,000	10,900	0	0
The Fondren Foundation	160,000	8,720	0	0
Mellon HBV Master Multi-Strategy Fund LP	150,000	8,175	0	0
CEMEX Pension Plan	140,000	7,630	0	0
SCI Endowment Care Common Trust Fund – Suntrust	125,000	6,812	0	0
Sturgeon Limited	95,000	5,177	0	0
Kettering Medical Center Funded Depreciation Account	90,000	4,905	0	0
Cockrell Foundation	75,000	4,087	0	0
SCI Endowment Care Common Trust Fund – First Union	40,000	2,180	0	0
Other (3)(4)	19,465,000	1,060,821	0	0

1.	Assumes conversion of all of the selling securityholders’ debentures at the maximum conversion rate of 54.4989 shares per debenture. However, the maximum conversion rate is subject to adjustment as described under “Description of Debentures – Conversion Rate Adjustments.” As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.
2.	We do not know when or in what amounts a selling securityholder may offer debentures or shares of our common stock issuable upon conversion of the debentures for sale. The selling securityholders might not sell any or all of the debentures or shares of our common stock issuable upon conversion of the debentures offered by this prospectus. Because the selling securityholders may offer all or some of the debentures or shares of our common stock issuable upon conversion of the debentures pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the debentures or shares of our common stock issuable upon conversion of the debentures, we cannot estimate the number of the debentures or shares of our common stock issuable upon conversion of the debentures that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the debentures or shares of our common stock issuable upon conversion of the debentures covered by this prospectus will be held by the selling securityholders.
3.	Information about other selling securityholders will be set forth in an amendment to the registration statement of which this prospectus is a part or in prospectus amendments or supplements, as required.
4.	Assumes that any other holders of debentures, or any future transferees, pledges, donees or successors of or from any such other holders of debentures, do not beneficially own any shares of our common stock other than the shares of our common stock issuable upon conversion of the debentures.

None of the selling securityholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.

Voting/Investment Control Table

Name of Securityholder	Natural person or persons with voting or investment power
Clinton Riverside Convertible Portfolio Limited	Mike Vacca
Wachovia Bank National Association	*
DBAG London	Dan Azzi
The Drake Offshore Master Fund, Ltd.	Darren Clipston, Anthony Faillace
Highbridge International LLC	Glen Dubin, Henry Swieca
Teachers Insurance and Annuity Association of America	*
BBT Fund, L.P.	*
Arbitex Master Fund, L.P.	Clark K. Hunt, Jonathan Bren, Ken Tananbaum
Waterstone Market Neutral Offshore Fund, Ltd.	*
Zazove Convertible Arbitrage Fund L.P.	Gene T. Pretti
Clinton Multistrategy Master Fund, Ltd.	Mike Vacca
Zazove Hedged Convertible Fund L.P.	Gene T. Pretti
Zazove Income Fund L.P.	Gene T. Pretti
Northern Income Equity Fund	(1)
The Dow Chemical Company Employees’ Retirement Plan	Nick Calamos
Salomon Brothers Asset Management, Inc.	*
Boilermaker – Blacksmith Pension Trust	Nick Calamos
Concentrated Alpha Partners, L.P.	*
Delta Airlines Master Trust	Nick Calamos
Quest Global Convertible Master Fund, Ltd.	Frank Campana
Zurich Institutional Benchmarks Master Fund LTD	Gene T. Pretti
CNH CA Master Account, L.P.	(2)
Mellon HBV Master Convertible Arbitrage Fund LP	Stuart Dubson
San Diego County Employee Retirement Association	Gene T. Pretti
Union Carbide Retirement Account	Nick Calamos
Waterstone Market Neutral Fund, LP	*
Dorinco Reinsurance Company	Nick Calamos
Port Authority of Alleghany County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Almagamated Transit Union	Nick Calamos
United Food and Commercial Workers Local 1262 and Employers Pension Fund	Nick Calamos
HFR CA Select Fund	Gene T. Pretti
Louisiana Workers’ Compensation Corporation	Nick Calamos
Univar USA Inc. Retirement Plan	Nick Calamos
Nisswa Master Fund Ltd.	Brian Taylor, Aaron Yeary, Chris Lyche, Nikhil Mankodi, Michael O’Connell, Scott Reinhart, John Lutkehaus
The California Wellness Foundation	Nick Calamos
Delta Pilots Disability and Survivorship Trust	Nick Calamos
KBC Financial Products USA Inc.	Luke Edwards
Mint Master Fund LP	Stuart Dubson
City of Knoxville Pension System	Nick Calamos
Macomb County Employees’ Retirement System	Nick Calamos

Name of Securityholder	Natural person or persons with voting or investment power
Aventis Pension Master Trust	Nick Calamos
Knoxville Utilities Board Retirement System	Nick Calamos
SCI Endowment Care Common Trust Fund – National Fiduciary Services	Nick Calamos
Lyxor Master Fund	Clark Hunt, Jonathan Bren, Ken Tananbaum
American AAdvantage Funds	Nick Calamos
The Fondren Foundation	Nick Calamos
Mellon HBV Master Multi-Strategy Fund LP	Stuart Dubson
CEMEX Pension Plan	Nick Calamos
SCI Endowment Care Common Trust Fund – Suntrust	Nick Calamos
Sturgeon Limited	(3)
Kettering Medical Center Funded Depreciation Account	Nick Calamos
Cockrell Foundation	Nick Calamos
SCI Endowment Care Common Trust Fund – First Union	Nick Calamos

*	The selling securityholder has informed us that there is no natural person or persons with voting or investment power over the respective debentures.
1.	Northern Income Equity Fund has informed us that Northern Trust Investments NA, of which Ted Southworth is the fund manager, is the investment advisor of the selling securityholder and has sole voting and dispositive power.
2.	CNH CA Master Account, L.P. has informed us that CNH Partners, LLC, of which Robert Krail, Mark Mitchell and Todd Pulvino are the investment principals, is the investment advisor of the selling securityholder and has sole voting and dispositive power.
3.	Sturgeon Limited has informed us that investment control is shared with CooperNeff Advisers Inc. and that CooperNeff Advisers Inc. has sole voting power.

DESCRIPTION OF DEBENTURES

We issued the debentures under an indenture, dated as of June 18, 2003, between us, as issuer, and Wachovia Bank, National Association, as trustee.

The following description is a summary of the material provisions of the debentures and the indenture. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of debenture are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debentures.

As used in this “Description of Debentures” section, references to “Keane,” “we,” “our” or “us” refer solely to Keane, Inc. and not to our subsidiaries, unless the context otherwise requires.

General

The debentures are general unsecured obligations of Keane. Our payment obligations under the debentures are subordinated to our senior indebtedness and effectively subordinated to all debts and other liabilities of our subsidiaries as described under “—Subordination of Debentures.” The debentures are convertible into our common stock as described under “—Conversion of Debentures.”

The debentures are limited to $150,000,000 aggregate principal amount. The debentures were issued in registered form without coupons in denominations of $1,000 and multiples of $1,000. We use the term “debenture” in this prospectus to refer to each $1,000 principal amount of debentures. The debentures will mature on June 15, 2013 unless earlier converted, redeemed or repurchased.

The debentures are obligations of Keane. Our subsidiaries have no obligation to pay any amounts due on the debentures or to make any funds available to us for payment of the debentures upon maturity or upon a redemption or repurchase of the debentures as described below.

Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of Keane except to the extent described below under “—Repurchase at Option of the Holder” and “—Repurchase at Option of the Holder Upon a Designated Event.”

The debentures bear regular interest at a rate of 2% per annum. Regular interest is calculated on the basis of a 360-day year consisting of twelve 30-day months and accrues from June 18, 2003, or from the most recent date to which regular interest has been paid or duly provided for. We will pay contingent interest under certain circumstances as described under “—Contingent Interest.” We will pay interest on June 15 and December 15 of each year, beginning December 15, 2003, to record holders at the close of business on the preceding June 1 and December 1, as the case may be. We will pay contingent interest, if any, on the same dates each year, beginning on December 15, 2008.

We will pay the principal on the debentures, and you may present the debentures for conversion, registration of transfer or exchange for other denominations, at an office maintained in the Borough of Manhattan, The City of New York, which is initially an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the debenture register, provided that if you hold debentures with an aggregate principal amount in excess of $2.0 million, we will pay you, at your written election, by wire transfer of immediately available funds.

However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, are made by wire transfer of immediately available funds to the account of DTC or its nominee.

Conversion of Debentures

You may convert any of your debentures, in whole or in part, into shares of our common stock prior to the close of business on the final maturity date of the debentures, subject to prior redemption or repurchase of the debentures, only under the following circumstances:

•	subject to certain exceptions, upon satisfaction of a market price condition;

•	upon satisfaction of a trading price condition;

•	upon notice of redemption; or

•	upon specified corporate transactions.

The initial conversion rate for the debentures is 54.4989 shares of our common stock per $1,000 principal amount of debentures, subject to adjustment as described below, which represents an initial conversion price of approximately $18.349 per share.

If we call debentures for redemption, you may convert the debentures only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. If you have submitted your debentures for repurchase upon a designated event, you may convert your debentures only if you withdraw your repurchase election. Similarly, if you exercise your option to require us to repurchase your debentures other than upon a designated event, those debentures may be converted only if you withdraw your election to exercise your option in accordance with the terms of the indenture. You may convert your debentures in part so long as such part is $1,000 principal amount or an integral multiple of $1,000. We will not pay interest, including contingent interest, if any, and liquidated damages, if any, accrued on any debenture that has been converted, unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional common shares upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of our common stock on the trading day prior to the conversion date. Our delivery to the holder of the full number of shares of our common stock into which a debenture is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay:

•	the principal amount of the debenture; and

•	accrued but unpaid interest, including contingent interest, if any, and liquidated damages, if any, attributable to the period from the most recent interest payment date to the conversion date.

As a result, accrued but unpaid interest, including contingent interest, if any, and liquidated damages, if any, to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of our common stock upon conversion, see “Material United States Federal Income Tax Considerations.”

If debentures are converted after a record date but prior to the next interest payment date, holders of such debentures at the close of business on the record date will receive the interest, including contingent interest, if any, and liquidated damages, if any, payable on such debentures on the corresponding interest payment date notwithstanding the conversion. These debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest, including contingent interest, if any, and liquidated damages, if any, payable on the debentures so converted; provided that no such payment need be made:

(1)	if we have specified a redemption date that is after a record date but on or prior to the next interest payment date,

(2)	if we have specified a repurchase date following a designated event that is after a record date but on or prior to the next interest payment date, or

(3)	to the extent of any overdue interest or overdue contingent interest, if any overdue interest or overdue contingent interest exists at the time of conversion with respect to such debenture.

Conversion Upon Satisfaction of Market Price Condition

You may surrender your debenture for conversion into our common stock prior to the close of business on the maturity date during any fiscal quarter, but only during such fiscal quarter, commencing after September 30, 2003 if the closing sale price of our common stock exceeds 120% of the then effective conversion price (initially 120% of $18.349, or $22.019) for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter.

The “closing sale price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the NASDAQ System or by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will determine the closing sale price on the basis we consider appropriate. The “conversion price” as of any day will equal $1,000 divided by the conversion rate as of that day.

Conversion Upon Satisfaction of Trading Price Condition

You may surrender your debenture for conversion into our common stock prior to maturity during the five business days immediately following any five consecutive trading day period, known as the “measurement period,” in which the trading price per $1,000 principal amount of debentures (as determined following a request by a holder of the debentures in accordance with the procedures described below) for each day of such measurement period was less than 98% of the product of the closing sale price of our common stock and the conversion rate, known as the “98% Trading Exception”; provided, however, you may not convert your debentures in reliance on this provision after June 15, 2008 if on any trading day during such measurement period the closing sale price of our common stock was between 100% and 120% of the then current conversion price of the debentures.

The “trading price” of the debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of debentures obtained by the trustee for $5,000,000 principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the debentures from a nationally recognized securities dealer then the trading price per $1,000 principal amount of the debentures will be deemed to be less than 98% of the product of the closing sale price of our common stock and the conversion rate.

The trustee shall have no obligation to determine the trading price of the debentures unless we have requested such determination, and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per $1,000 principal amount of the debentures would be less than 98% of the product of the closing sale price of our common stock and the conversion rate. At such time, we shall instruct the trustee to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the product of the closing sale price of our common stock and the conversion rate.

Conversion Upon Notice of Redemption

If we call debentures for redemption, you may convert the debentures until the close of business on the business day immediately preceding the redemption date, after which time your right to convert will expire unless we default in the payment of the redemption price.

Conversion Upon Specified Corporate Transactions

If we elect to:

•	distribute to all holders of our common stock certain rights or warrants to purchase our common stock for a period expiring within 45 days of the record date for such distribution at a price less than the average of the closing sale prices for the 10 trading days preceding the declaration date for such distribution; or

•	distribute to all holders of our common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing sale price of our common stock on the day preceding the declaration date for such distribution;

we must notify you at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to the conversion rate will be made if you will otherwise participate in the distribution without conversion, nor will you have an ability to convert pursuant to this provision.

In addition, if we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into cash, securities or other property, you may surrender your debentures for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until and including the date that is 15 days after the actual date of such transaction (or, if such merger, consolidation or share exchange also constitutes a fundamental change, until the corresponding designated event purchase date). If you do not surrender your debentures for conversion, then on the date that is 16 days after the actual date of the transaction, your right to convert a debenture into our common stock will be changed into a right to convert it into the kind and amount of cash, securities and other property that you would have received if you had converted your debentures immediately prior to the transaction. If the transaction also constitutes a fundamental change, you can require us to repurchase all or a portion of your debentures as described under “—Repurchase At Option of the Holder Upon a Designated Event.”

Conversion Procedures

To convert your debenture into common stock you must do the following:

•	complete and manually sign the conversion notice on the back of the debenture or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture. If your interest is a beneficial interest in a global debenture, to convert you must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global debenture.

Conversion Rate Adjustments

We will adjust the conversion rate if any of the following events occurs:

•	we issue common stock as a dividend or distribution on our common stock;

•	we issue to all holders of common stock certain rights or warrants to purchase our common stock for a period expiring within 45 days of the record date for such distribution at a price less than the average of the closing sale price for the 10 trading days preceding the declaration date for such distribution;

•	we subdivide or combine our common stock;

•	we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including securities but excluding:

•	rights or warrants specified above;

•	dividends or distributions specified above; and

•	cash distributions.

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the American Stock Exchange or on the principal national or regional exchange or other market on which the securities are then listed or quoted, which currently is the New York Stock Exchange;

•	we distribute cash, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up, or any quarterly cash dividend on our common stock to the extent that the aggregate cash dividends per share of common stock in any 12 month period do not exceed the greater of:

•	the annualized amount of dividends per share of common stock based on the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion rate pursuant to this clause, as adjusted to reflect subdivisions or combinations of the common stock; and

•	5% of the average of the closing sale prices of the common stock during the ten trading days immediately prior to the declaration date of the dividend, calculated at the time of the declaration of each distribution.

If any adjustment is required to be made under this clause as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause. If the adjustment is required to be made under this clause as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution; and

•	we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

To the extent that we have a rights plan in effect upon conversion of the debentures into common stock, you will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your debentures you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the debentures into our common stock immediately prior to any of these events.

You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of our common stock or in certain other situations requiring a conversion rate adjustment. See “Material United States Federal Income Tax Considerations.”

We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See “Material United States Federal Income Tax Considerations.”

We are not required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Contingent Interest

Beginning with the six-month interest period commencing June 15, 2008, we will pay contingent interest to the holders of debentures if the trading price of the debentures, as defined above, for each of the five trading days immediately preceding the first day of the applicable six-month period equals 120% or more of the principal amount of the debentures.

During any period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of debentures will equal 0.35% calculated on the average trading price of $1,000 principal amount of debentures during the five trading days immediately preceding the first day of the applicable six-month interest period. “Trading price” is defined above under “—Conversion of Debentures—Conversion Upon Satisfaction of Trading Price Condition.” We will make contingent interest payments in the same manner as regular interest payments.

We will issue a press release and publish such information on our web site as soon as practicable upon determination that holders will be entitled to receive contingent interest during a six-month interest period.

Optional Redemption by Keane

Beginning June 15, 2008, we may redeem the debentures in whole or in part at a redemption price equal to 100% of the principal amount of debentures being redeemed and accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, to, but excluding, the redemption date, unless the redemption date falls after a record date and on or prior to the corresponding interest payment date, in which case we will instead pay the full amount of accrued and unpaid interest payment, contingent interest, if any, and liquidated damages, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

If less than all of the outstanding debentures are to be redeemed, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your debentures is selected for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to the extent practicable to be of the portion selected for redemption.

We may not redeem the debentures if we have failed to pay any interest on the debentures and such failure to pay is continuing. We will notify the holders if we redeem the debentures.

Repurchase at Option of the Holder

You have the right to require us to repurchase the debentures on June 15, 2008 for cash. We will be required to repurchase any outstanding debenture for which you deliver a written repurchase notice to the paying agent. The paying agent will initially be the trustee. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. A holder may withdraw its repurchase notice at any time prior to the close of business on the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

The repurchase price payable for a debenture will be equal to the principal amount to be repurchased plus accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, to, but excluding, the repurchase date.

No debentures may be repurchased by us at the option of holders on June 15, 2008 if the principal amount of the debentures has been accelerated and such acceleration has not been rescinded on or prior to such date.

We must give notice of the June 15, 2008 repurchase date to all debenture holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar unless we have elected to redeem all of the debentures on the June 15, 2008 repurchase date. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the repurchase price and the procedures that holders must follow to require us to repurchase their debentures.

The repurchase notice from the holder must state:

(1)	if certificated debentures have been issued, the debenture certificate numbers (or, if your debentures are not certificated, your repurchase notice must comply with appropriate DTC procedures);

(2)	the portion of the principal amount of debentures to be repurchased, which must be in $1,000 multiples; and

(3)	that the debentures are to be repurchased by us pursuant to the applicable provisions of the indenture.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if your debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New

York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the repurchase price of the debenture on the business day following the repurchase date, then, on and after such date:

•	the debenture will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the debenture.

This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent. No debentures may be repurchased by us at the option of holders on June 15, 2008 if the principal amount of the debentures has been accelerated and such acceleration has not been rescinded on or prior to such date.

We may be unable to repurchase the debentures if you elect to require us to repurchase the debentures pursuant to this provision. If you elect to require us to repurchase the debentures on June 15, 2008, we may not have enough funds to pay the repurchase price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the debentures under certain circumstances. If you elect to require us to repurchase the debentures at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to repurchase the debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the tender offer. If required, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

Repurchase at Option of the Holder Upon a Designated Event

If a designated event occurs at any time prior to the maturity of the debentures, you may require us to repurchase your debentures, in whole or in part, on a repurchase date specified by us that is not less than 20 nor more than 35 business days after the date of our notice of the designated event. The debentures will be repurchased only in integral multiples of $1,000 principal amount.

We will repurchase the debentures at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, to, but excluding, the repurchase date, unless the repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will instead pay the full amount of accrued and unpaid interest payment, contingent interest, if any, and liquidated damages, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date.

We will mail to all record holders a notice of a designated event within 15 days after it has occurred. We are also required to deliver to the trustee a copy of the designated event notice. If you elect to require us to repurchase your debentures, you must deliver to us or our designated agent, on or before the repurchase date specified in our designated event notice, your repurchase notice and any debentures to be repurchased, duly endorsed for transfer.

The repurchase notice from the holder must state:

1.	if certificated debentures have been issued, the debenture certificate numbers (or, if your debentures are not certificated, your repurchase notice must comply with appropriate DTC procedures);

2.	the portion of the principal amount of debentures to be repurchased, which must be in $1,000 multiples; and

3.	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if your debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money sufficient to pay the repurchase price of the debenture on the business day following the repurchase date, then, on and after the date:

•	the debenture will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the debenture.

This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent.

A “designated event” will be deemed to have occurred upon a fundamental change.

A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock that:

•	is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

•	is approved, or immediately after the transaction or event will be approved, for quotation on The NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices.

We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a designated event.

These designated event repurchase rights could discourage a potential acquirer of Keane. However, this designated event repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the debentures upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

We may be unable to repurchase the debentures upon a designated event. If a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the debentures under certain circumstances, or expressly prohibit our repurchase of the debentures upon a designated event or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to repurchase the debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In these circumstances, the subordination provisions of the indenture would restrict payments to the holders of debentures.

Subordination of Debentures

Payment on the debentures will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The debentures also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

Upon any distribution of our assets upon any dissolution, winding up, liquidation, reorganization, bankruptcy or similar proceeding, the payment of the principal of, interest, including contingent interest, if any, and liquidated damages, if any, on the debentures will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the debentures because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness before the holders of the debentures are entitled to receive any payment or distribution. We and the trustee are required under the indenture to promptly notify holders of senior indebtedness if payment of the debentures is accelerated because of an event of default.

We may not make any payment on the debentures if:

•	a default in the payment of senior indebtedness occurs and is continuing beyond any applicable period of grace or any other default on senior indebtedness occurs and the maturity of such senior indebtedness is accelerated in accordance with its terms, which is called a “payment default”; or

•	a default, other than a payment default, on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity without further notice, except such notice as may be required to affect such acceleration, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default, which is called “payment blockage notice,” from a holder of designated senior indebtedness or any other person permitted to give such notice under the indenture, which is called a “non-payment default”.

We may resume payments and distributions on the debentures:

•	in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

•

in case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received by the trustee, if the maturity of the designated senior indebtedness has not been accelerated and there is no payment default, or in the case of any lease, 179 days after notice is received if we and the trustee have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease and there is no payment default.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 360 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. However, if any payment blockage notice within such 360-day period is given by or on behalf of holders of designated senior indebtedness, other than the agent under our then existing senior credit facility, the agent under such senior credit facility may give another payment blockage notice within such period. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days.

If the trustee or any holder of the debentures receives any payment or distribution of our assets in contravention of the subordination provisions on the debentures before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives and paid over to them to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

Because of the subordination provisions discussed above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the debentures may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The term “senior indebtedness” is defined in the indenture and includes principal, interest, including interest accruing on or after the filing of a petition in bankruptcy or for reorganization by or against us whether or not a claim for such interest is allowed in such proceeding, rent, fees, costs, expenses and other amounts accrued or due on our existing or future indebtedness, as defined below, or any existing or future indebtedness guaranteed or in effect guaranteed by us, subject to certain exceptions. The term does not include:

•	any indebtedness that by its express terms is pari passu or junior to the debentures; or

•	any indebtedness we owe to any of our majority-owned subsidiaries; or

•	the debentures.

The term “indebtedness” is also defined in the indenture and includes, in general terms, our liabilities in respect of borrowed money, notes, bonds, debentures, letters of credit, bank guarantees, bankers’ acceptances, capital and certain other leases, the deferred purchase price of property, including conditional sale obligations and title retention agreements, interest rate, commodity and foreign currency derivative contracts or similar arrangements, guarantees and certain other obligations described in the indenture, subject to certain exceptions. The term does not include any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services.

The term “designated senior indebtedness” is defined in the indenture and includes, in general terms, our senior credit facility, or any such future senior credit facility, and any other senior indebtedness that by its terms expressly provides that it is “designated senior indebtedness” for purposes of the indenture.

As of October 31, 2003 we had approximately $3.2 million of senior indebtedness outstanding and our subsidiaries had no significant indebtedness outstanding. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness. Our subsidiaries may also from time to time incur additional debt and liabilities.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the debentures. The trustee’s claims for these payments will generally be senior to those of debenture holders in respect of all funds collected or held by the trustee.

Merger and Sale of Assets by Keane

The indenture provides that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

•	we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person, other than any successor who is bound to our obligations under the debentures and the indenture by operation of law, assumes, by supplemental indenture satisfactory in form and substance to the trustee, all of our obligations under the debentures and the indenture;

•	after giving effect to such transaction, there is no event of default, and no event which, after notice or passage of time or both, would become an event of default; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the debentures and the indenture.

Events of Default; Notice and Waiver

The following are events of default under the indenture:

•	we fail to pay principal when due at maturity, upon redemption, repurchase or otherwise on the debentures, whether or not the payment is prohibited by subordination provisions of the indenture;

•	we fail to pay any interest, including contingent interest, if any, or liquidated damages, if any, on the debentures, when due and such failure continues for a period of 30 days, whether or not the payment is prohibited by subordination provisions of the indenture;

•	we fail to provide notice of the occurrence of a designated event on a timely basis;

•	we fail to perform or observe any of the covenants in the indenture for 60 days after written notice to us from the trustee, or to us and the trustee from the holders of at least 25% in principal amount of the outstanding debentures; or

•	certain events involving our bankruptcy, insolvency or reorganization.

The trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of principal, interest, including contingent interest, if any, or liquidated damages, if any, on the debentures. However, the trustee must consider it to be in the interest of the holders of the debentures to withhold this notice.

If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal, accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, on the outstanding debentures to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, on the debentures will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, interest, contingent interest, if any, and liquidated damages, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding debentures may waive these past defaults. Payments of principal, interest, contingent interest, if any, or liquidated damages, if any, on the debentures that are not made when due will accrue interest from the required payment date at the annual rate of 1% above the then applicable interest rate for the debentures.

The holders of a majority of outstanding debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal, or interest, including contingent interest, if any, or liquidated damages, if any, on the debentures, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding debentures make a written request, and offer reasonable indemnity to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the debentures;

•	the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

Modification and Waiver

The consent of the holders of a majority in principal amount of the outstanding debentures is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding debenture affected thereby if it would:

•	extend the fixed maturity of any debenture;

•	reduce the rate or extend the time for payment of interest, contingent interest, if any, or liquidated damages, if any, of any debenture;

•	reduce the principal amount of any debenture;

•	reduce any amount payable upon redemption or repurchase of any debenture;

•	adversely change our obligation to redeem any debentures on a redemption date;

•	adversely change our obligation to repurchase any debenture at the option of the holder;

•	adversely change our obligation to repurchase any debenture upon a designated event;

•	impair the right of a holder to institute suit for payment on any debenture;

•	change the currency in which any debenture is payable;

•	impair the right of a holder to convert any debenture or reduce the number of common shares or any other property receivable upon conversion;

•	adversely modify, in any material respect, the subordination provisions of the indenture;

•	reduce the quorum or voting requirements under the indenture; or

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture.

We are permitted to modify certain provisions of the indenture without the consent of the holders of the debentures.

Form, Denomination and Registration

The debentures were issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Debenture, Book-Entry Form

Debentures are evidenced by one or more global debentures. We deposited the global debenture or debentures with DTC and registered the global debentures in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global debenture may be held through organizations that are participants in DTC, which are called “participants”. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debenture to such persons may be limited.

Beneficial interests in a global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which are called “indirect participants.” So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in a global debenture will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global debenture.

We will pay interest, including contingent interest, if any, and liquidated damages, if any, on and the redemption price and the repurchase price of a global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

We will issue debentures in definitive certificated form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	an event of default shall have occurred and the maturity of the debentures shall have been accelerated in accordance with the terms of the debentures and any holder shall have requested in writing the issuance of definitive certificated debentures; or

•	we have determined in our sole discretion that debentures shall no longer be represented by global debentures.

Registration Rights of the Debenture Holders

We entered into a registration rights agreement with the initial purchasers of the debentures pursuant to which we have, at our own expense, for the benefit of debenture holders, filed with the SEC the shelf registration statement of which this prospectus is a part, covering resale of the debentures and the shares of our common stock issuable upon conversion of the debentures. Our obligation to keep the shelf registration statement effective terminates upon the earlier of (1) the date there are no longer any registrable securities and (2) two years after the effective date of the registration statement of which this prospectus is a part.

When we use the term “registrable securities” in this section, we are referring to the debentures and the common stock issuable upon conversion of the debentures until the earlier of (1) the sale pursuant to Rule 144 under the Securities Act or the registration statement of which this prospectus is a part of all registrable securities, and (2) the expiration of the holding period applicable to such securities held by persons that are not affiliates of Keane under Rule 144(k) under the Securities Act or any successor provision.

We have the right to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed:

•	45 days in any three-month period; or

•	an aggregate of 90 days for all periods in any 12-month period.

Notwithstanding the foregoing, we are permitted to suspend the use of this prospectus for up to 60 days in any 3-month period under certain circumstances, relating to possible acquisitions, financings or other similar transactions.

We will pay predetermined liquidated damages on any interest payment date if the shelf registration statement is not made effective as described above or if the prospectus included in the registration statement is unavailable for periods in excess of those permitted above. Those additional amounts will accrue until a failure to become effective or unavailability is cured:

•	in respect of any debentures required to bear a transfer restriction legend, at a rate per year equal to 0.25% of the outstanding principal amount thereof for the first 90 days after the occurrence of the event and 0.50% of the outstanding principal amount thereof after the first 90 days; and

•	in respect of shares of our common stock into which the debentures have been converted and that are required to bear a transfer restriction legend, at a rate per year equal to 0.25% of the then-applicable conversion price for the first 90 days after the occurrence of the event and 0.50% of then-applicable conversion price after the first 90 days.

The liquidated damages will accrue from and including the date on which the registration default occurs to but excluding the date on which all registration defaults have been cured. We have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the debentures may be entitled to equitable relief, including injunction and specific performance.

A holder who elects to sell registrable securities pursuant to this prospectus will be required to:

•	be named as a selling securityholder in this prospectus or prospectus supplement;

•	deliver a prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement we will:

•	pay all customary expenses with respect to the shelf registration statement;

•	provide each registered holder copies of this prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

The plan of distribution of the shelf registration statement, of which this prospectus is a part, permits resales of registrable securities by selling securityholders through brokers and dealers. In no event may the method of distribution of the debentures or shares of our common stock issuable upon conversion of the debentures take the form of an underwritten offering without our prior written consent. See “Plan of Distribution.”

We agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of the shelf registration statement, of which this prospectus is a part, by issuing a press release to Reuters Economic Services and Bloomberg Business News or other reasonable means of distribution.

The summary in this prospectus of provisions of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has previously been filed with the SEC and is available from Keane upon request.

Rule 144A Information Request

We will furnish to the holders or beneficial holders of the debentures or the underlying shares of our common stock and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Information Concerning the Trustee

We have appointed Wachovia Bank, National Association, the trustee under the indenture, as paying agent, conversion agent, debenture registrar and custodian for the debentures. An affiliate of the trustee was one of the initial purchasers in the sale of the debentures.

The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the debentures, the trustee must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

Governing Law

The debentures and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF OTHER INDEBTEDNESS

We currently maintain a $50.0 million unsecured revolving credit facility. This facility expires on February 24, 2006. As of October 31, 2003, we had no revolving credit loans outstanding under the facility, but may draw upon the revolving credit facility in the future. Any amounts drawn upon the revolving credit facility will constitute senior indebtedness. Our availability under the senior revolving credit facility is limited by compliance with certain leverage ratios.

Interest Rate Calculations

Loans under the senior revolving credit facility will bear interest at a rate equal to either (1) the base rate or (2) the Eurodollar rate plus the applicable margin. Interest payments based upon the base rate will be payable quarterly. Interest payments based upon the Eurodollar rate will be payable on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

The base rate will be a rate calculated on a daily basis as the higher of:

•	The prime rate of interest announced from time to time by Fleet National Bank, and

•	The federal funds effective rate from time to time plus 0.50% per annum.

The eurodollar rate will be the rate for Eurodollar deposits for one, two, three or six months, at our option, appearing on page 3750 of the Dow Jones Market Service. The applicable margin for eurodollar loans under the revolving credit facility will be 1.75% if less than 33% of the total commitment is drawn and 2.0% if greater than 33% of the total commitment is drawn.

Upon any default in the payment of any amount of principal, interest or letter of credit reimbursement obligations due under the revolving credit facility, all outstanding loans will bear interest compounded monthly and payable on demand at a rate per annum equal to 2.0% above the then applicable interest rate. During any default or event of default, amounts not overdue shall bear interest at a rate equal to 2.0% of the then applicable rate until the default or event of default is either cured or waived.

Fees

We will pay a commitment fee quarterly in arrears at a per annum rate of 0.30% on the unused amount of the senior revolving credit facility.

Covenants and Conditions

The senior revolving credit facility includes covenants that, subject to certain specific exceptions and limitations, restrict our ability to:

•	merge, consolidate, liquidate or dissolve;

•	make certain acquisitions or dispositions of assets;

•	incur additional debt;

•	create liens;

•	enter into certain transactions with affiliates;

•	enter into sale-leaseback transactions;

•	permit to exist restrictions on subsidiary distributions or the incurrence of liens;

•	pay dividends or make certain distributions in respect of our capital stock;

•	make certain capital expenditures;

•	make changes in lines of business; and

•	make investments.

We are also required to comply with specific financial covenants, each as defined in the credit agreement, including:

•	a minimum level of earnings before interest, taxes, depreciation and amortization, or “EBITDA;”

•	a maximum senior leverage ratio;

•	a maximum total leverage ratio; and

•	a minimum ratio of cash, cash equivalents and accounts receivable to current liabilities and amounts outstanding under the senior revolving credit facility.

Events of Default

The senior revolving credit facility contains customary events of default, which include nonpayment of principal when due, nonpayment of interest, material inaccuracy of representations and warranties, violation of covenants, change of control and cross defaults.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our articles of organization authorize us to issue 200,000,000 shares of common stock, par value $.10 per share, 503,797 shares of class B common stock, par value $.10 per share, and 2,000,000 shares of preferred stock, par value $.01 per share. As of October 31, 2003, 63,727,532 shares of common stock (excluding 11,817,859 shares held in treasury) and 284,599 shares of class B common stock were outstanding, and no shares of preferred stock were outstanding.

Common Stock and Class B Common Stock

Voting.    Each share of our common stock is entitled to one vote on all matters submitted to stockholders and each share of our class B common stock is entitled to ten votes on all matters submitted to stockholders. The holders of common stock and class B common stock vote as a single class on all actions submitted to a vote of our stockholders, except that separate class votes of the holders of common stock and class B common stock are required with respect to amendments to our articles of organization that alter or change the powers, preferences, or special rights of their respective classes or as to affect them adversely, and with respect to such other matters as may require class votes under Massachusetts law. Voting for directors is non-cumulative.

As of October 31, 2003, the class B common stock represented less than 1.0% of the our outstanding equity, but had approximately 4.3% of the combined voting power of our outstanding common stock and class B common stock. The voting rights of the class B common stock may make us less attractive as the potential target of a hostile tender offer or other proposal to acquire our stock or our business and render merger proposals more difficult, even if such actions would be in the best interests of our stockholders.

Dividends and Other Distributions.    The holders of our common stock and class B common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors, out of funds legally available therefore, except that our board may not declare and pay a regular quarterly cash dividend on the shares of class B common stock unless a non-cumulative per share dividend which is $.05 per share greater than the per share dividend paid on the class B common stock is paid at the same time on the shares of our common stock. In the event of our liquidation, dissolution, or winding up, holders of common stock and class B common stock have the right to ratable portions of our net assets after the payment of all debts and other liabilities.

Trading Markets.    Shares of our class B common stock are not transferable by a stockholder except for transfers:

•	by gift,

•	in the event of the death of a stockholder, or

•	by a trust to a person who is the grantor or a principal beneficiary of that trust.

We refer to individuals or entities receiving shares of class B common stock pursuant to these transfers as “permitted transferees.” The class B common stock is not listed or traded on any exchange or in any market, and no trading market exists for shares of the class B common stock. The class B common stock is, however, convertible at all times, and without cost to the stockholder, into shares of common stock on a share-for-share basis. Shares of class B common stock are automatically converted into an equal number of shares of common stock in connection with any transfer of those shares other than to a permitted transferee. In addition, all of the outstanding shares of class B common stock are convertible into shares of common stock upon a majority vote of our board.

Future Issuance of Class B Common Stock; Retirement of Class B Common Stock Upon Conversion into Common Stock.    We may not issue any additional shares of class B common stock without stockholder approval. All shares of class B common stock converted into common stock are retired and may not be reissued.

Other Matters.    The holders of our common stock and class B common stock have no preemptive rights or, except as described above, rights to convert their stock into any other securities and are not subject to future calls or assessments by us. All outstanding shares of common stock and class B common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock and class B common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Our articles of organization authorize us to issue up to 2,000,000 shares of preferred stock. We may issue shares of preferred stock from time to time in one or more series, and our board is authorized to determine the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, terms of redemption, redemption price or prices, and liquidation preferences, of any series of preferred stock, and to fix the number of shares of any such series of preferred stock without any further vote or action by our stockholders. The voting and other rights of the holders of our common stock and class B common stock will be subject to, and may be adversely affected by, the rights of our holders of any preferred stock that we may issue in the future. The issuance of shares of preferred stock by us, while providing desirable flexibility in connection with acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Limitation of Liability of Officers and Directors

Under Massachusetts law, a director is generally not exculpated from liability relating to unauthorized distributions and loans to insiders. Massachusetts law provides that no indemnification may be provided with respect to any matter in which the director or officer shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was:

•	in the best interest of the corporation, or

•	to the extent that such matter relates to service with respect to any employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan.

Massachusetts law does not explicitly address indemnifying persons against judgments in actions brought by or in the right of the corporation. The standard described above applies to these cases.

Our charter provides that we will indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of fact that he is or was, or has agreed to become, a director or officer of us, or is or was serving, or has agreed to serve, at our request, as a director or officer of, or in a similar capacity, with another organization or in any capacity with respect to any employee benefit plan of ours.

Actions by Stockholders

Under Massachusetts law, a special meeting of stockholders may be called by the president, a majority of directors, or, unless otherwise provided in the charter or by-laws, by the clerk upon written application of one or more stockholders entitled to vote and who hold at least 40% in interest of the capital stock entitled to vote at the meeting.

Our by-laws provide that a special meeting of stockholders may be called by our president or board of directors. A special meeting must also be called by our clerk upon written application of one or more stockholders who are entitled to vote at the meeting and hold at least 50% of the capital stock entitled to vote at the meeting.

Our by-laws and Massachusetts law provide that any action to be taken by stockholders may be taken without a meeting only by unanimous written consent and a corporation may not provide otherwise in its charter or by-laws.

Advance Notice Provisions for Board Nomination and Other Stockholder Business

Our by-laws provide that nominations for election to our board of directors at an annual meeting of stockholders may be made by our board of directors or by any stockholder entitled to vote for the election of directors at an annual meeting and who complies with the following procedure: nominations for the election of directors made by a stockholder must be made by written notice to our clerk and received not less than 45 days nor more than 60 days prior to the anniversary of the date on which we first mailed our proxy materials for the prior year’s annual meeting of stockholders, provided, however, that if the date of the annual meeting is more than 30 days before or after the anniversary of the prior year’s annual meeting, the nomination must be mailed or delivered to our clerk not later than the close of business on the later of the date 60 days prior to the date of the meeting or the tenth day following the date on which the notice of the meeting was mailed or public disclosure was made, whichever occurs first.

For any other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our clerk. To be timely, a stockholder’s notice must be received at our principal executive offices not less than 45 days nor more than 60 days prior to the anniversary of the date on which we first mailed our proxy materials for the prior year’s annual meeting of stockholders, provided, however, that if the date of the annual meeting is more than 30 days before or after the anniversary of the prior year’s annual meeting, the notice shall have been mailed or delivered to our clerk not later than the close of business on the later of the date 60 days prior to the date of the meeting or the tenth day following the date on which the notice of the meeting was mailed or public disclosure was made, whichever occurs first.

Under Massachusetts law, seven days notice is required before any stockholders meeting. Under our by- laws, for business to be properly brought before a special meeting by a stockholder other than the election of directors, timely notice must be given by the stockholder to our clerk. To be timely with respect to a special meeting, a stockholder’s notice must be mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the special meeting, provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the special meeting is given or made to the stockholders, notice by the stockholder must be delivered or mailed to our clerk not later than the close of business on the tenth day following the date on which the notice of the special meeting was mailed or public disclosure was made, whichever occurs first.

Classified Board of Directors and Anti-Takeover Statutes

Under Massachusetts law, the board of directors of every publicly held Massachusetts corporation must be divided into three classes, only one of which is elected each year. However, either the board or the stockholders may vote that the corporation not be subject to this “classified board” requirement. In March 2002, we instituted a classified board, consisting of three Class I directors, three Class II directors and three Class III directors. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring.

Our classified board may discourage efforts to obtain control of us by making it more difficult for stockholders to change the composition of our board in a relatively short time period. At least two annual meetings will be required to be held in order to effect a change in a majority of the members of our board. Our directors believe that the delay afforded by these arrangements will help ensure that the board, if confronted with a hostile tender offer, a proxy contest or other similar proposal, will have sufficient time to review and consider any proposal and appropriate alternatives, and to act in, what it believes to be, the best interest of our stockholders.

Massachusetts law contains a three-year moratorium on “business combinations” between a corporation and interested stockholders, unless certain conditions are met. In addition, the Massachusetts control share acquisition statute restricts the voting rights of shares acquired under specified circumstances.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is EquiServe LP.

Listing on the New York Stock Exchange

Our common stock is listed on the New York Stock Exchange under the symbol “KEA.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material United States federal income tax consequences of the ownership and disposition of the debentures and our common stock into which the debentures may be converted. This discussion applies only to holders that:

•	hold the debentures and our common stock as capital assets; and

•	are United States Holders, as more fully described below.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities;

•	persons holding the debentures or our common stock as part of a “straddle,” “hedge,” “conversion” or similar transaction;

•	United States Holders whose functional currency is not the United States dollar;

•	certain former citizens or residents of the United States;

•	partnerships or other entities classified as partnerships for United States federal income tax purposes, the taxation of which will generally depend upon the status of each partner rather than the partnership; and

•	persons subject to the alternative minimum tax.

This summary is based on the Internal Revenue Code of 1986, as amended, known as the “Code,” administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date of this prospectus. Subsequent changes to any of these authorities may affect the tax consequences described in this prospectus, possibly with retroactive effect. Persons considering the purchase of the debentures are urged to consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Classification of the Debentures

The debentures will be treated as indebtedness for United States federal income tax purposes. Under the indenture governing the debentures, we agreed, and by acceptance of a beneficial interest in a debenture each holder of a debenture is deemed to have agreed, to treat the debentures as indebtedness for United States federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments, referred to in this prospectus as the “contingent payment debt regulations.” Pursuant to the terms of the indenture, we agreed and every holder is deemed to have agreed, in the absence of an administrative determination or judicial ruling to the contrary, to be bound by our application of the contingent payment debt regulations to the debentures, including our determination of the projected payment schedule, as more fully described below, and the rate at which interest will be deemed to accrue on the debentures for United States federal income tax purposes. However, the proper application of the contingent payment debt regulations to the debentures is uncertain in a number of respects, and no assurance can be given that the Internal Revenue Service, or the “IRS,” will not assert that the debentures should be treated differently. A different treatment of the debentures could affect the amount, timing and character of income, gain or loss with respect to an investment in the debentures. Accordingly, you are urged to consult your tax advisor regarding the United States federal income tax consequences of an investment in the debentures and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The remainder of this discussion assumes that the debentures will be treated as indebtedness subject to the contingent payment debt regulations as described above.

Tax Consequences to United States Holders

As used in this prospectus, the term “United States Holder” means a beneficial owner of a debenture or shares of our common stock issued upon conversion of a debenture that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust, the income of which is subject to United States federal income taxation regardless of its source.

Interest Accruals on the Debentures

Under the contingent payment debt regulations, a United States Holder, regardless of its method of accounting for United States federal income tax purposes, will be required to accrue interest income on the debentures on a constant yield basis at an assumed yield, also known as the “comparable yield,” determined at the time of issuance of the debentures. The comparable yield for the debentures is based on the yield at which we could issue a nonconvertible fixed rate debt instrument with no contingent payments, but with terms otherwise similar to those of the debentures. At the time the debentures were issued, we determined the comparable yield to be 9.25%, compounded semi-annually. Accordingly, United States Holders generally will be required to include interest in income, in each year prior to maturity, in excess of the regular interest and any contingent interest payments on the debentures.

Solely for purposes of determining the amount of interest income that a United States Holder will be required to accrue, at the time the debentures were issued, we were required to construct a “projected payment schedule” in respect of the debentures representing a series of payments the amount and timing of which must produce a yield to maturity on the debentures equal to the comparable yield. The projected payment schedule must include all fixed payments payable under the debentures as well as contingent payments the amount and timing of which are projected by us and are not determined to be unreasonable by the IRS. Holders that wish to obtain the projected payment schedule may do so by contacting Keane, Inc., 100 City Square, Boston, MA 02129, Attention: Treasurer.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that will be paid on the debentures, or the value at any time of the common stock into which the debentures may be converted.    For United States federal income tax purposes, a United States Holder is required under the contingent payment debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a debenture, unless such United States Holder timely discloses and justifies the use of a different comparable yield and/or projected payment schedule to the IRS. Pursuant to the terms of the indenture, we agreed and every United States Holder is deemed to have agreed, in the absence of an administrative determination or judicial ruling to the contrary, to be bound by our determination of the comparable yield and projected payment schedule.

Based on the comparable yield and the issue price of the debentures, a United States Holder of a debenture, regardless of its accounting method, will be required to accrue as interest the sum of the daily portions of interest on the debentures for each day in the taxable year on which the United States Holder holds the debenture, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the debentures, as set forth below. The issue price of each debenture is $1,000, being the first price at which a substantial amount of the debentures was sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers.

The daily portions of interest in respect of a debenture are determined by allocating to each day in an accrual period the ratable portion of interest on the debenture that accrues in the accrual period. The amount of interest on a debenture that accrues in an accrual period is the product of the comparable yield on the debenture, adjusted to reflect the length of the accrual period, and the adjusted issue price of the debenture. The adjusted issue price of a debenture at the beginning of the first accrual period will equal its issue price and for any accrual periods thereafter will be (1) the sum of the issue price of such debenture and any interest previously accrued thereon, disregarding any positive or negative adjustments as more fully described below, minus (2) the amount of any projected payments on the debentures for previous accrual periods.

In addition to the interest accrual discussed above, a United States Holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments, known as a “positive adjustment,” in respect of a debenture for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property, including shares of our common stock, received in that year. If a United States Holder receives actual payments that are less than the projected payments in respect of a debenture for a taxable year, the United States Holder will incur a “negative adjustment” equal to the amount of such difference. This negative adjustment will (1) first reduce the amount of interest in respect of the debenture that a United States Holder would otherwise be required to include in income in the taxable year and (2) to the extent of any excess, will give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous interest inclusions under the debenture over (B) the total amount of the United States Holder’s net negative adjustments treated as ordinary loss on the debenture in prior taxable years. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the debentures or to reduce the amount realized on a sale, conversion, exchange or retirement of the debentures.

If a United States Holder purchases a debenture at a discount or premium to the adjusted issue price, the premium or discount must be reasonably allocated by the holder to one or both of (1) the daily accruals of interest previously determined for the debenture using the constant yield method more fully described above or (2) the projected payments previously determined for the debenture. The amount of premium allocated to a daily accrual of interest or projected payment will be treated as a negative adjustment at the time of the accrual of the interest or the projected payment, as applicable, and the amount of discount so allocated will be treated as a positive adjustment at those times. In the case of a premium, the United States Holder’s adjusted tax basis in the debenture will be reduced by the amount of the negative adjustment when such adjustment is taken into account. In the case of a discount, the United States Holder’s adjusted tax basis in the debenture will be increased by the amount of the positive adjustment when such adjustment is taken into account. A United States Holder who purchases debentures at a discount or premium to the adjusted issue price should consult its tax advisor regarding these adjustments.

Sale, Conversion, Exchange or Retirement of the Debentures

Upon a sale, conversion, exchange or retirement of a debenture for cash or our common stock, a United States Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, conversion, exchange or retirement, including the fair market value of our common stock received, if any, and such United States Holder’s adjusted tax basis in the debenture. A United States Holder’s adjusted tax basis in a debenture will generally be equal to the United States Holder’s purchase price for the debenture, increased by any interest income previously accrued by the United Stated Holder, determined without regard to any positive or negative adjustments to interest accruals described above, and decreased by the amount of any prior- period projected payments attributable to the debentures of the United States Holder. A United States Holder generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations. A United States Holder who sells the debentures at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

A United States Holder’s tax basis in our common stock received upon a conversion of a debenture will equal the then current fair market value of such common stock. The United States Holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

If at any time we increase the conversion rate, either at our discretion or pursuant to the anti-dilution provisions, the increase may be deemed to be the payment of a taxable dividend to the United States Holders of the debentures.

Generally, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable dividend.

Taxation of Distributions on Common Stock

Distributions paid on our common stock received upon conversion of a debenture, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles, and will be includible in income by the United States Holder when received, in accordance with such United States Holder’s method of accounting. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the United States Holder’s investment, up to the United States Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Under recently enacted legislation, dividends received by noncorporate United States Holders on common stock may be subject to United States federal income tax at lower rates than other types of ordinary income if certain conditions are met. United States Holders should consult their own tax advisors regarding the implications of this new legislation in their particular circumstances.

Sale or Other Disposition of Common Stock

Gain or loss recognized by a United States Holder on the sale or other disposition of our common stock received upon conversion of a debenture will be capital gain or loss for United States federal income tax purposes, and will be long-term capital gain or loss if the United States Holder held the common stock for more than one year. The amount of the United States Holder’s gain or loss will be equal to the difference between the United States Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. A United States Holder who sells the stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the debentures, the common stock and the proceeds from a sale or other disposition of the debentures or the common stock. A United States Holder may be subject to United States backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds from the sale of the debentures and the shares of our common stock issuable upon conversion of the debentures offered by this prospectus. The debentures and the shares of our common stock issuable upon conversion of the debentures may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes transferees, pledges, donees or other successors selling debentures and shares of our common stock issuable upon conversion of the debentures received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. If the debentures and the shares of our common stock issuable upon conversion of the debentures are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. Such debentures and shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in one or more transactions, which may involve block transactions:

•	on any national securities exchange or quotation service on which the debentures and shares may be listed or quoted at the time of sale;

•	in the over-the-counter market; or

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market.

In addition, the selling securityholders may sell shares of our common stock issuable upon conversion of the debentures by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in privately negotiated transactions; and

•	in options transactions.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the debentures and the shares of our common stock issuable upon conversion of the debentures, the selling securityholders may pledge the debentures and the shares of our common stock issuable upon conversion of the debentures to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged debentures and the shares of our common stock issuable upon conversion of the debentures pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling securityholders may also loan the debentures and the shares of our common stock issuable upon conversion of the debentures to a broker-dealer that in turn may sell the securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the debentures and the shares of our common stock issuable upon conversion of the debentures covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Neither we nor any selling securityholder can presently estimate the amount of such compensation.

KBC Financial Products USA Inc., a selling securityholder, is a registered broker-dealer. As a result, KBC Financial Products USA Inc. is an underwriter in connection with the sale of the debentures or shares of our common stock issuable upon conversion of the debentures.

Arbitex Master Fund, L.P., DBAG London, Highbridge International LLC, Lyxor Master Fund, Mellon HBV Master Convertible Arbitrage Fund LP, Mellon HBV Master Multi-Strategy Fund LP, Mint Master Fund LP and Wachovia Bank National Association are affiliates of registered broker-dealers and each of these selling securityholders has informed us that (1) such selling securityholder purchased its debentures in the ordinary course of business and (2) at the time the debentures were purchased, the selling securityholder had no agreements, understandings or arrangements, directly or indirectly, with any person to distribute the debentures or the shares of our common stock issuable upon conversion of the debentures.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures and shares of our common stock issuable upon conversion of the debentures by the selling securityholders. In no event may the method of distribution take the form of an underwritten offering without our prior written consent.

In order to comply with the securities laws of some states, if applicable, the debentures and the shares of our common stock issuable upon conversion of the debentures must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the debentures and the shares of our common stock issuable upon conversion of the debentures may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of debentures and the shares of our common stock issuable upon conversion of the debentures in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act with respect to shares of our common stock. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the debentures or shares of our common stock issuable upon conversion of the debentures against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of debentures and the shares of our common stock issuable upon conversion of the debentures is made, if required, a prospectus supplement will be distributed that will set forth the number of debentures and the shares of our common stock issuable upon conversion of the debentures being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Pursuant to the registration rights agreement that has been filed as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify the selling securityholders against specified liabilities, including certain liabilities under the Securities Act.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus is a part effective until the earlier of (1) the date there are no longer any registrable securities and (2) two years after the effective date of the registration statement of which this prospectus is a part.

LEGAL MATTERS

The validity of the debentures and the shares of common stock issuable upon conversion of the debentures offered by this prospectus will be passed upon by Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by Keane, Inc., the registrant (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the debentures or shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee - Securities and Exchange Commission	$12,135
Legal fees and expenses	$50,000
Accounting fees and expenses	$20,000
Miscellaneous expenses	$20,000

Total Expenses	$102,135

Item 15.	Indemnification of Directors and Officers.

Section 67 of the Massachusetts Business Corporation Law permits a Massachusetts corporation to indemnify its directors, officers, employees and other agents to whatever extent specified in or authorized by the articles of organization, a by-law adopted by the stockholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as otherwise provided in the articles of organization or the by-laws, any of these persons who are not directors may be indemnified to the extent authorized by the directors. Indemnification may include payment of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding and may be provided although the person is no longer affiliated with the corporation. No indemnification shall be provided, however, for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation. A corporation also has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

Section 13(b) of the Massachusetts Business Corporation Law permits a Massachusetts corporation to provide in its articles of organization that a director of the corporation shall not personally be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Sections 61 or 62 of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article 6A of the registrant’s Articles of Organization provides that no director of the registrant shall be liable for monetary damages for any breach of fiduciary duty, except to the extent that the Massachusetts Business Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Article 6B of the registrant’s Articles of Organization provides generally that the registrant will indemnify each person who is or was or has agreed to be a director or officer of the registrant against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement to the maximum extent permitted from time to time under the Massachusetts Business Corporation Law.

The registrant maintains officers’ and directors’ insurance in the amount of $30,000,000.

Item 16.	Exhibits

Exhibit Number		Description

4.1		Articles of Organization of the Registrant, as amended, are incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (File No. 33-85206)

4.2		Articles of Amendment to Articles of Organization of the Registrant, filed on May 29, 1998, are incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed on June 3, 1998

4.3		Second Amended and Restated By-Laws of the Registrant are incorporated herein by reference to Exhibit 3 to Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000

4.4		Amendment to Second Amended and Restated Bylaws of the Registrant are incorporated herein by reference to Exhibit 3.4 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001

4.5		Indenture, dated as of June 18, 2003, between the Registrant and Wachovia Bank, National Association, as trustee, for 2% Convertible Debentures due 2013, is incorporated herein by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K, filed on June 23, 2003

4.6		Registration Rights Agreement, dated as of June 18, 2003, by and among Keane, Inc., Morgan Stanley & Co. Incorporated, Wachovia Securities, LLC and Fleet Securities, Inc., is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on June 20, 2003

5.1	*	Opinion of Hale and Dorr LLP, counsel to the Registrant

12	*	Computation of Ratio of Earnings to Fixed Charges

23.1	*	Consent of Hale and Dorr LLP (included in Exhibit 5.1)

23.2		Consent of Ernst & Young LLP, independent auditors

24.1	*	Power of attorney (included on the signature pages of this registration statement)

25.1		Statement of Eligibility of Trustee on Form T-1.

*	Previously filed.

Item 17.	Undertakings.

Item 512(a) of Regulation S-K.    The undersigned co-registrants hereby undertake:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the

Commission by the co-registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.

(2)    That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Item 512(b) of Regulation S-K.    The co-registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the co-registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 512(h) of Regulation S-K.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the co-registrants pursuant to the indemnification provisions described herein, or otherwise, the co-registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the co-registrants of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the co-registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts on this 11th day of December, 2003.

KEANE, INC.

By:	/s/ BRIAN T. KEANE
Brian T. Keane
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRIAN T. KEANE Brian T. Keane	President, Chief Executive Officer and Director (Principal executive officer)	December 11, 2003

* John J. Leahy	Senior Vice President – Finance and Chief Financial Officer (Principal financial and accounting officer)	December 11, 2003

* John F. Keane, Sr.	Director	December 11, 2003

* Maria A. Cirino	Director	December 11, 2003

* John H. Fain	Director	December 11, 2003

* Philip J. Harkins	Director	December 11, 2003

* Winston R. Hindle, Jr.	Director	December 11, 2003

* John F. Keane, Jr.	Director	December 11, 2003

* John F. Rockart	Director	December 11, 2003

* Stephen Steinour	Director	December 11, 2003

/s/ JAMES T. MCBRIDE James T. McBride	Director	December 11, 2003

*	By the signature set forth below, the undersigned, pursuant to the duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Amendment No. 3 to the Registration Statement on behalf of the persons indicated.

/s/ BRIAN T. KEANE Brian T. Keane (Attorney-in-Fact)

EXHIBIT INDEX

Exhibit Number		Description

4.1		Articles of Organization of the Registrant, as amended, are incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (File No. 33-85206)

4.2		Articles of Amendment to Articles of Organization of the Registrant, filed on May 29, 1998, are incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed on June 3, 1998

4.3		Second Amended and Restated By-Laws of the Registrant are incorporated herein by reference to Exhibit 3 to Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000

4.4		Amendment to Second Amended and Restated Bylaws of the Registrant are incorporated herein by reference to Exhibit 3.4 to Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001

4.5		Indenture, dated as of June 18, 2003, between the Registrant and Wachovia Bank, National Association, as trustee, for 2% Convertible Debentures due 2013, is incorporated herein by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K, filed on June 23, 2003

4.6		Registration Rights Agreement, dated as of June 18, 2003, by and among Keane, Inc., Morgan Stanley & Co. Incorporated, Wachovia Securities, LLC and Fleet Securities, Inc., is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on June 20, 2003

5.1	*	Opinion of Hale and Dorr LLP, counsel to the Registrant

12	*	Computation of Ratio of Earnings to Fixed Charges

23.1	*	Consent of Hale and Dorr LLP (included in Exhibit 5.1)

23.2		Consent of Ernst & Young LLP, independent auditors

24.1	*	Power of attorney (included on the signature pages of this registration statement)

25.1		Statement of Eligibility of Trustee on Form T-1.

*	Previously filed.